                                                                     Exhibit 8.2


                                 March 29, 2001


The Addressees Listed
on Annex A

     Re:  NovaStar Mortgage Funding Trust, Series 2001-1
          ----------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel to First Union Securities Inc. and Morgan Stanley & Co. Incorporated as to certain matters in connection with the issuance and delivery of certain asset-backed certificates denominated NovaStar Home Equity Loan Asset-Backed Certificates, Series 2001-1 Class A-1 Certificates, Class A-IO Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class P Certificates, Class O Certificates and Residual Certificates (collectively, the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of March 1, 2001 (the "Pooling and Servicing Agreement") among First Union Securities Inc. and Morgan Stanley & Co. Incorporated, Novastar Mortgage, Inc., as servicer and seller, Wells Fargo Bank Minnesota, N.A., as certificate administrator and trustee (the "Certificate Administrator and Trustee") and First Union National Bank, as Custodian.

          As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below including the following: (a) a Prospectus dated February 16, 2001 and a Prospectus Supplement dated March 23, 2001 (together the "Prospectus") with respect to the Class A and Class M Certificates, (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto and (c) other documents and matters of fact and law as we deem necessary for the purposes of the opinions expressed below. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

          In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

          Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of the special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

To the Addressees Listed
 on Annex A
March 29, 2001
Page 2


          Based on the foregoing, and such investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

               1. Assuming that (a) each of the Lower-Tier REMIC and the Upper-Tier REMIC created under the Pooling and Servicing Agreement elect, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Code and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, the each of the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as a REMIC.

               2. Subject to the above, (a) the Class A-1 Certificates, without the right to receive amounts from the Supplemental Interest Account, (b) the Class A-IO Certificates, (c) the Class M-1 Certificates, without the right to receive amounts from the Supplemental Interest Account, (d) the Class M-2 Certificates, without the right to receive amounts from the Supplemental Interest Account, (e) the Class M-3 Certificates, without the right to receive amounts from the Supplemental Interest Account, (f) the Class P Certificates and (g) the Class O Certificates will be treated as "regular interests" in the Upper-Tier REMIC. The Class RU Certificates will be treated as the "residual interest" in the Upper-Tier REMIC.

               3. The Lower-Tier Regular Interests will be treated as the "regular interests" and the Class RL Certificates will be treated as the "residual interest" in the Lower-Tier REMIC.

               4. The statements under the caption "Certain Federal Income Tax Considerations" in the Prospectus Supplement are accurate and complete in all material respects.

               5. As a consequence of the qualification of the Upper-Tier REMIC as a REMIC, the Upper-Tier REMIC Regular Interests will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets of the Upper-Tier REMIC consist of qualifying assets under such sections. In addition, as a consequence of the qualification of the Upper-Tier REMIC as a REMIC, interest on the Upper-Tier REMIC Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that the Certificates are treated as "real estate assets" under
     Section 856(c) of the Code.

               6. While the proper federal income tax treatment of the right to receive amounts from the Supplemental Interest Account is not clear, special tax counsel believes that the right to receive amounts from the Supplemental

To the Addressees Listed
 on Annex A
March 29, 2001
Page 3


     Interest Account should be treated as a notional principal contract.

          Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

          We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the amended Registration Statement, dated as of February 14, 2001, of the Company and to the references to this firm under the caption "Certain Legal Matters" in the Prospectus Supplement which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ Dewey Ballantine LLP

                                    ANNEX A

Wells Fargo Bank Minnesota, N.A.       Morgan Stanley & Co. Incorporated
11000 Broken Land Parkway              1585 Broadway
Columbia, Maryland 21044               New York, New York 10036

Standard & Poor's Ratings Services     Moody's Investors Service, Inc.
55 Water Street                        99 Church Street
New York, New York  10041              New York, New York  10007

NovaStar Financial Inc.                NovaStar Mortgage Funding Corporation
1901 West 47th Place, Suite 105        1901 West 47th Place
Westwood, Kansas  66205                Westwood, Kansas  66205

NovaStar Capital, Inc.                 NovaStar Mortgage Inc.
1901 West 47th Place, Suite 105        1901 West 47th Place, Suite 205
Westwood, Kansas  66205                Westwood, Kansas  66205

First Union Securities, Inc.
One First Union Center, TW 9
Charlotte, North Carolina 28288-0610